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Choice Hotels International, Inc.

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review

annual

2010

CHOICE HOTELS INTERNATIONAL

COMFORT INN

COMFORT SUITES

QUALITY

SLEEP IN

Clarion

CAMBRIA SUITES

MainStay Suites

Suburban

EconoLodge

RODEWAY INN

Ascend COLLECTION

about choice

Choice Hotels International (NYSE: CHH) is one of the largest and most successful lodging companies in the world – currently franchising more than 6,100 hotels, representing more than 495,000 rooms open and operating in the United States and more than 35 countries and territories.

Choice’s business began as a marketing cooperative formed by a group of Florida motor court owners in 1941. Operating under the name Quality Courts United – the nation’s first hotel chain – the owners sought to refer business to each other’s hotels, as well as establish quality and service standards for their properties, in order to better meet the needs and expectations of their guests.

Over the years, more hotels joined the Quality Courts system, which had become an influential force in the lodging industry and had established a reputation for providing quality, affordable lodging in convenient and popular locations.

The company established a rich history of innovation, as it was the first in the industry to guarantee reservations; offer 24-hour desk service, in-room telephones and 24-hour-a-day, toll-free reservations; segment brands; develop a global marketing and reservations system; offer non-smoking rooms in every hotel; develop the first global hotel application for use with the iPhone and deploy a massively-distributed Internet-based property management system.

In 1990, in order to better reflect its growing number of brands and its presence in other countries, the company changed its name to Choice Hotels International, and in 1996, Choice became a public company trading on the New York Stock Exchange under the symbol CHH.

Choice Hotels is a hotel distribution company that optimizes its brands to drive unit growth and provide the best return on investment for its franchisees. To its guests, it provides value-oriented accommodations at all price points in the upscale, mid-tier and economy segments. The combination of a dominant presence in the moderate tier, an asset-light, franchise-only business model and a portfolio mix of both new construction and conversion brands drives strong performance through both the peaks and troughs of the lodging cycle.

The company’s mission is to deliver a franchise system of strong brands, exceptional services, vast consumer reach, and size, scale and distribution that delivers and satisfies guests and improves profits for its hotel owners.

The Choice Hotels brands, which include Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn, are among the world’s most recognized. In addition, via its Ascend Collection membership program, travelers in the United States, Canada and the Caribbean have upscale lodging options at historic, unique and boutique hotels.

Ranging from limited-service to full-service hotels in the economy, mid-scale and upscale segments, Choice-branded properties provide business and leisure travelers with a range of high-quality, high-value lodging options throughout the world.

2 2010 Annual Review

financial highlights

COMPANY RESULTS	2010	2009	2008	2007	2006
total revenues (millions)	$596.1	$ 564.2	$ 641.7	$ 615.5	$ 539.9
net income (millions)	$107.4	$ 98.3	$ 100.2	$ 111.3	$ 112.8
diluted eps	$1.80	$ 1.63	$ 1.59	$ 1.69	$ 1.67
cash dividends declared per share	$0.74	$ 0.74	$ 0.71	$ 0.64	$ 0.56
DOMESTIC FRANCHISE SYSTEM					
hotels open and operating	4,993	4,906	4,716	4,445	4,211
hotels under development*	516	727	987	1,004	860
rooms open and operating	393,535	388,594	373,884	354,139	339,441
TOTAL FRANCHISE SYSTEM (domestic and international)					
hotels open and operating	6,142	6,021	5,827	5,570	5,376
hotels under development*	621	843	1,108	1,093	930
rooms open and operating	495,145	487,410	472,526	452,027	437,385



$539.9
$615.5
$641.7
$564.2
$596.1
'06 '07 '08 '09 '10

revenues (millions)



$112.8
$111.3
$100.2
$98.3
$107.4
'06 '07 '08 '09 '10

net income (millions)



$1.67
$1.69
$1.59
$1.63
$1.80
'06 '07 '08 '09 '10

diluted earnings per share



5,376
5,570
5,827
6,021
6,142
'06 '07 '08 '09 '10

hotels open worldwide



930
1,093
1,108
843
621
'06 '07 '08 '09 '10

hotels under development worldwide*

* Represents hotels under construction, awaiting conversion or approved for development.

2010 Annual Review 3

letter from the

president & ceo

Stephen P. Joyce, President & CEO

What a difference a year makes! I am extremely pleased with Choice Hotel’s overall performance in 2010 as we emerged from one of the most challenging economic periods in lodging industry history. While 2010 was not without its challenges, Choice Hotels was able to show growth in the key areas that drive our continued success: revenues, earnings per share, domestic net units and rooms, and domestic RevPAR. We were able to do so in what remained an incredibly challenging environment for domestic hotel development for new construction and conversion projects, due to the lack of credit and continued scarcity of hotel transactions, respectively.

The dramatic turnaround was evidenced in industry-wide Revenue Per Available Room (RevPAR) rebounding from a 2009 decline of 17% to a gain of 5.6% in 2010 according to Smith Travel Research (STR). According to STR, the rebound was driven exclusively by a 5.7% increase in domestic occupancy, which offset a decrease of 0.1% in Average Daily Rate. The RevPAR performance for the combined midscale and economy segments in 2010, according to STR, increased 3.4% compared to the previous year.

Choice, with a family of value-oriented brands, also welcomed more business and leisure travelers into its domestic hotels with an increase of 3.8% in occupancy. The company achieved this growth in the face of economic uncertainty here in the United States, with high unemployment and weak credit and housing markets creating an uncertain environment for consumer spending, a key driver of lodging demand.

Throughout the year, the company remained focused on growing its global franchise system, delivering its hotel franchise owners a range of exceptional, value-added services and leveraging an industry-leading global distribution system to deliver guests to its hotels.

As a result, Choice demonstrated the tremendous power of its franchising business model in 2010 with achievements that included:

Achieving 1.8% net domestic unit growth, once again outpacing industry unit growth, which was 1.1% according to STR.

Adding over 2.5 million new members to our Choice Privileges rewards program and growing domestic revenue contribution from Choice Privileges members to over 28% of all domestic gross room revenues, up from 20% in 2007.

Increasing visits to the newly-redesigned ChoiceHotels.com by 17%.

Returning value to shareholders through over $50 million in dividends and share repurchases.

Deploying choiceADVANTAGE, the industry’s only massively distributed Web-based property management system, based in the cloud, to over 3,700 Choice-brand hotels.

In 2010, our domestic system saw occupancy increases of 190 basis points and an average daily rate decline of 1.0%, which led to a 2.8% RevPAR increase, as compared to a 2009 RevPAR decline of 14.4%.

4 2010 Annual Review

CAMBRIA SUITES

CAMBRIA SUITES

On the revenue side, total revenues increased 6% to $596.1 million. Full-year diluted earnings per share increased to $1.80.

In what continued to be a difficult environment, I am extremely proud of our franchise development efforts as we executed 357 new domestic hotel franchise agreements. Franchising value-oriented brands – ones that meet all stages of a hotel’s lifecycle – proved to be a market differentiator. With our enviable ability to franchise new construction and conversion brands at a variety of price points, Choice Hotels has a range of offerings for hotel developers’ needs. We enter 2011 with a domestic pipeline of 516 hotels representing 41,682 rooms under construction, awaiting conversion, or approved for development as of December 31, 2010.

We anticipate financing for new hotel construction projects will remain challenging in the near term. Consequently having a stable of premium conversion brands that deliver significant business to hoteliers is expected to be the linchpin of our continued domestic unit growth.

Looking ahead

I am excited to share with you Choice’s growth strategies for 2011 and beyond. The company intends to capture a greater share of consumer demand by providing guests with well known, value-oriented brands for all stay occasions in the economy, mid-scale and upscale segments. We will continue to leverage our key advantage – scale. The ability to cross-sell our family of brands to guests creates a strong distribution platform that includes a highly-visited ChioceHotels.com site, high call center conversion rates, and a rapidly growing loyalty program of over 12 million guests across the globe.

In 2011, while ongoing economic uncertainty and lack of credit continue to challenge the hospitality industry, increasing demand and decelerating supply growth should help to improve hotel operating performance. Although the lodging industry began its recovery in 2010 from a prolonged downturn, growth has been modest. Caution and uncertainty continue to influence strategies of other lodging competitors, which in turn have limited hotel conversion opportunities and challenged Choice’s ability to increase market share at a pace it had in the years before the industry downturn.

Although we expect that 2011 will be a year of continued modest recovery, we are confident in our long-term prospects due to our fee-based, asset-light franchising business model. This model has enabled us to deliver profitable, long-term growth in a variety of lodging and economic environments – while returning value to

2010 Annual Review 5

SLEEP INN

shareholders. Our dominant presence in lodging’s moderate tier, family of well-known brands, and financial strength position us for continued global growth.

To continue to grow our business and market share, our strategic focus in 2011 will be on improving the performance of our core brands, accelerating emerging brand and global growth, continuing to increase the reservations delivered by our global distribution platform, improving operational performance, and maximizing financial and shareholder returns. We believe the company’s execution in these arenas and a continued unrelenting focus on franchisee success and satisfaction will help fuel Choice Hotel International’s continued long-term profitable global growth.

Improve core brand performance

In 2011, we will continue to emphasize strengthening the performance of our seven well-established core brands — Comfort Inn, Comfort Suites, Sleep Inn, Quality Inn, Clarion, Econo Lodge and Rodeway Inn. For each of these brands, we have dedicated five-year brand plans to drive improved performance and overall portfolio profitability. Our brand-specific strategies are largely determined by the growth of the segment in which the brand competes, the brand’s relative market share position and the brand’s consumer awareness.

Across our core brands, we provide cross-brand services and functions that support our franchisees by driving the adoption of our brand programs and initiatives, which in turn strengthen property-level performance. We are striving to improve brand performance and the guest experience through a new compliance strategy, more property-specific support services, and updated and enhanced education and training offerings.

We are fortunate that this family of diversified brands is well-known by both consumers and hotel developers. In fact, over the past five years, according to STR, we continue to be among the leading domestic gainers of market share among major hotel companies, with Choice-brand hotels representing 9.5% of all branded hotels at year-end 2010, up 120 basis points in five years. We remain the second-largest hotelier in the United States as measured by hotels open.

Accelerate emerging brand and global growth

Continuing to increase the performance and profitability of the company’s core brands will allow Choice Hotels to generate revenue to invest in the company’s emerging brands and international expansion efforts.

Our upscale Cambria Suites brand continues to deliver exceptional guest satisfaction. However, unit growth has

6 2010 Annual Review

been hampered by the challenges faced by developers in securing credit. Consequently, we are implementing strategies to more effectively leverage our balance sheet and the scale of our distribution platform to accelerate the growth of Cambria in major market projects and with multi-unit developers.

Choice Hotels Ascend Collection network continues to attract upscale hoteliers with historic, boutique and unique assets that want to leverage Choice’s robust global distribution system. To continue to build momentum behind the Ascend Collection network, we are focusing our efforts on optimizing reservations contribution and growing the network’s distribution.

In the extended stay segment, represented by the MainStay Suites and Suburban Extended Stay Hotel brands, our focus remains on improving property-level performance with an emphasis on extended stay occupancy.

Choice Hotels has a global footprint of over 1,100 hotels outside the United States in more than 30 countries and territories worldwide. We intend to strengthen our international value proposition by concentrating our efforts on growing resources and scale in the markets most amenable to the growth of our core mid-scale brands. We have invested in our information technology infrastructure to strengthen reservations delivery capabilities, including adapting choiceADVANTAGE for rollout to overseas markets. In 2011, we expect to continue our efforts in this arena and undertake a variety of efforts in key markets, including tightening integration with Choice’s key functional areas to fully leverage the scale of the company’s marketing and distribution platforms.

Increase reservations delivery by Choice’s global distribution platform

Choice’s system size and scale has enabled the creation of one of the company’s most important assets – the distribution platform upon which reservations are delivered. Central Reservations Systems contribution has increased 300 basis points in the past year, with the majority of the growth coming from Choice’s proprietary channels. Over the past three years, call center conversion increased from 43% to 50%.

To optimize its overall marketing efforts in 2011 and drive central reservations, the company will be investing more resources in multi-brand advertising, online media and a combination of paid search, banner ads, and television advertising. The company intends to capture more demand and drive reservations by leveraging its success in driving traffic to ChoiceHotels.com.

The Choice Privileges loyalty program remains a cornerstone of the company’s marketing efforts, and its contribution to domestic central reservations continues to grow, now accounting for over 28% of all gross room revenues. The company plans to accelerate Choice Privileges member growth with a goal of adding 2 million additional members in 2011 to bring total membership to 14 million members worldwide.

In 2010, Choice successfully launched its new global sales strategy driving an incremental 175,000 room nights by taking a more strategic account management approach to business-to-business global sales. In 2011, the company anticipates this approach will generate 600,000 incremental room nights.

2010 Annual Review 7

Choice Hotels is providing more resources behind providing its franchisees a broader array of tools to optimize rate and maximize services. In 2010, Choice Hotels began deploying Rates Center, its rates management tool, which helps franchisees manage room rates and maximize demand. This solution is part of the company’s strategic approach to room rate management, which is designed to maximize revenue and profitability, improve RevPAR and eliminate unnecessary discounting.

Going forward, Choice Hotels intends to continue to increase its value proposition to franchisees by driving more reservations through its central channels. The company will continue to focus on its evolving mobile platform, improving the usability of ChoiceHotels.com, and delivering greater personalization of content and offers to increase the conversion of online channels.

Improve operational performance

To accomplish its strategic goals of improving brands, accelerating emerging brand and global growth, and driving reservations, Choice intends to pursue and promote process efficiency, improvements to its technology infrastructure and a culture that supports these objectives.

The company anticipates continuing to execute on a number of initiatives to raise its profile within the travel industry and to promote Choice Hotels as an organization through greater industry involvement. We will also intend to promote our corporate social responsibility efforts by sponsoring the production and release on ChoiceHotels.com of ten distinct songs performed by aspiring artists. We believe that these efforts will drive incremental visits to ChoiceHotels.com. We will also donate proceeds from downloads of the songs to nonprofit organizations.

Maximize financial and shareholder returns

The company anticipates allocating capital to the highest and best use, taking a patient, long term view focused on growing total shareholder return. We remain committed over the long term to utilizing the strong, predictable cash flows that our franchising business has historically generated to return excess capital to our shareholders, primarily through dividends and share repurchases. Through a disciplined approach to capital allocation, we have returned to our shareholders over 90% of the more than $1 billion in cumulative free cash flows (operating cash flows less investing cash flows) that the company has generated

8 2010 Annual Review

since its first full year of franchising operations in 1998.

In 2010, the Board of Directors elected to maintain the dividend at $0.185 cents per share per quarter. For the year ended December 31, 2010, the company paid $43.8 million of cash dividends to shareholders.

During the year ended December 31, 2010, the company purchased approximately 0.3 million shares of its common stock at an average price of $32.36 for a total cost of $8.7 million under the share repurchase program.

Since Choice Hotels announced its share repurchase program on June 25, 1998, the company has repurchased 43.2 million shares of its common stock for a total cost of $1 billion through December 31, 2010. Considering the effect of a two-for-one stock split in October 2005, the company had repurchased 76.2 million shares through December 31, 2010 under the share repurchase program at an average price of $13.35 per share. As of February 28, 2011, the company has authorization to purchase up to an additional 3.6 million shares under this program.

Concluding thoughts

I would like to thank our Board of Directors, management team and all Choice Hotels associates for their continued hard work, support and dedication to the company and its franchisees.

In 2010 we began to emerge from the depths of a significant downturn. I am confident that 2011 will be a much better year for our company and the lodging industry thanks to an improved operating environment.

Choice Hotels has developed a formidable position as the premier lodging franchisor in the mid-scale and economy segments with a mix of well-segmented, well-known brands suitable for new construction and conversion development opportunities.

We continue to innovate across our organization and strengthen our brands. We are undertaking a wide range of initiatives and programs to drive our franchisees’ profitability and return on investment.

For our shareholders, we have provided strong financial returns and demonstrated predictable, profitable, long-term growth in a variety of lodging and economic environments thanks to its enviable, highly attractive, fee-for-service business model. We believe our rapidly growing global loyalty program and powerful global distribution system position us to deliver more guests to our franchisees’ hotels.

Choice’s long-range strategy is to be a hotel distribution company that optimizes our brands to drive unit growth and provide the best return on investment for our franchisees and to optimize our capital allocation and use and return of capital decisions to create sustainable, long-term value for our shareholders. Our priorities remain focused on growing our core brands, supporting the expansion of our emerging brands and international system and driving more reservations to our franchised hotels through our central channels.

Once again, I thank you for the investment that you have made in Choice Hotels as a shareholder. I look forward to a strong 2011.

Sincerely,

Stephen P. Joyce

President and Chief Executive Officer March 1, 2011

2010 Annual Review 9

2010 year in review

JAN Choice Hotels agrees to acquire the remaining 60 percent ownership interest in Choice Hospitality (India) Ltd. The company now directly franchises its brands in India, with the exception of the Clarion brand.

FEB Choice Hotels introduces a completely re-designed, innovative ChoiceHotels.com website, with easier search features, improved design, and streamlined booking and hotel selection options.

The company enters the market in Poland for the first time, opening six hotels.

Choice Hotels reports full-year earnings for 2009, with diluted earnings per share of $1.63, up 3% over the prior year and domestic unit and room growth up 4.0% and 3.9% respectively.


FREE NIGHT
Stay 2 separate times.
Earn a free night.

The company announces "1+1 = Free" spring promotion through which **Choice Privileges** members can earn a free night at up to 1,500 Choice Hotels properties after just two separate stays.

For the fifth year in a row, the company is named to the *Training* magazine's Top 125, a list of the top companies nationwide in the area of employer-sponsored workforce training and development.

MAR Stewart Bainum, the driving force and visionary behind Choice Hotels, is honored with the prestigious America Hotel & Lodging Association's (AH&LA) Hospitality Heritage Award.

APR Choice President and CEO Steve Joyce is named national chairman of the U.S. Travel Association, the 1,500-member national organization representing every segment of the travel community.

Choice Hotels is honored by the Maryland Work-Life Alliance as an "Excellent Place to Work" for the eighth consecutive year. The company receives the organization's Health & Wellness Trailblazer Award for the fourth year in a row.

Choice Hotels is recognized by the Communitas Foundation for its corporate giving and community service efforts through its partnership with Rebuilding Together.

The company reports first quarter earnings, which include diluted earnings per share down 4% and domestic unit and room growth up 2.9% and 2.4% respectively.

10 2010 Annual Review

MAY Choice Hotels 56th Annual Convention is held in Las Vegas. The keynote speaker is television journalist Mike Leonard.

CHOICE HOTELS INTERNATIONAL

Right Here. Right Now.

56th ANNUAL CONVENTION

May 4-6 2010 Mandalay Bay Las Vegas

The Sleep Inn brand introduces Designed to Dream, the brand’s new refreshed look and feel.

The Choice Privileges rewards program reaches the 10-million-member milestone, less than four years after adding its 5,000,000th member. The company finishes the year with 12 million Choice Privileges members.

The company announces its summer promotion, through which Choice Privileges members can earn a $50 restaurant gift card after just two separate stays.

STAY TWO TIMES, EARN A FREE $50 RESTAURANT GIFT CARD

$50 RESTAURANT GIFT CARD

JUN Choice Hotels deploys choiceADVANTAGE, its proprietary, web-based property management system, to its 3,000th franchised hotel.

Choice Hotels is recognized with the 2010 President’s Volunteer Service Award for its contribution to a program that supports local needy elementary school students.

JUL The company reports second quarter earnings with diluted earnings per share up 7% year over year and a domestic system-wide revenue per available room (RevPAR) increase of 0.3% year over year, the first time since the second quarter of 2008 the company reports positive domestic RevPAR growth.

AUG The World Franchising Network (WFN) selects Choice Hotels as the only hotel company for its annual list of the Top 26 Franchises for Hispanics.

choicehotels music

The company launches Choice Hotels Music – an innovative new music initiative developed to give artists the opportunity to deliver their music to consumers and retain ownership of their works while, at the same time, driving traffic and donations to leading non-profit organizations through ChoiceHotels.com.

2010 Annual Review 11

2010

Choice Hotels Recognition

In 2010, Choice Hotels was recognized with a number of awards related to workplace excellence, diversity and corporate social responsibility initiatives.

Maryland Alliance for Workplace Excellence

Workplace Excellence Award

Health and Wellness Trailblazer Award

National Minority Franchising Initiative

Top 50 Franchises for Minorities

Association of Marketing and Communications Professionals

Communitas 2010 Excellence Award

USA Freedom Corps

The President’s Volunteer Service Award

World Franchising Network

Top 26 Franchises for Hispanics

Minority Business News USA

2010 Corporate 101: Top Companies for Supplier Diversity

Training Magazine

2010 Top 125

SEP The company announces its fall promotions. For its mid-scale brands, Cambria Suites brand, and Ascend Collection membership program, guests can earn a free night at over 1,500 hotels after just two separate stays. For its economy and extended stay brands, the company offers travelers double points.

Choice Hotels President and CEO Steve Joyce appearsd on the second season premiere of the hit reality television series Undercover Boss on CBS.

UNDERCOVER BOSS

The Quality brand reaches the 1,000 domestic unit milestone with the opening of the Quality Inn & Suites Conference Center hotel of Mattoon, Illinois.

OCT The company reports third quarter earnings, with diluted earnings per share up 24% year over year and domestic system-wide revenue per available room (RevPAR) increase of 7.4% year over year.

12 2010 Annual Review

NOV The National Minority Franchising Initiative (NMFI) names Choice Hotels to the Top 50 Franchises for Minorities for the fourth year in a row based on the company’s focus on recruiting and supporting minority franchisees.

Minority Business News USA names Choice Hotels to the 2010 “Corporate 101: Our Top Companies for Supplier Diversity” citing the company’s supplier diversity initiatives, mission and programs.

DEC A Cambria Suites hotel opens in Pittsburgh, Pennsylvania, the fifth Cambria Suites hotel to open in 2010.

Other properties that opened their doors to guests in 2010 are in Oklahoma City; Fort Lauderdale; Roanoke, Virginia; and Washington, Pennsylvania. The company ends the year with 23 Cambria Suites hotels open.

CHOICE UNIVERSITY CU WELCOMES STUDENTS AND ALUMNI

2010 Annual Review 13

corporate & investor information

Board of Directors

Stewart Bainum, Jr.

Chairman of the Board

Choice Hotels International

Director | Sunburst Hospitality Corporation, Realty Investment Company, Inc.

Fiona P. Dias

Executive Vice President

Partner Strategy & Marketing GSI Commerce, Inc.

William L. Jews

Former President and Chief Executive Officer | CareFirst, Inc. Chairman | The Ryland Group, Inc.

Director | Fortress International Group, Inc., Camden Learning Corporation

Stephen P. Joyce

President & Chief Executive Officer

Choice Hotels International

Scott A. Renschler, Psy.D.

Clinical Psychologist

Director | Commonweal Foundation, Mental Wellness Foundation

John T. Schwieters

Senior Advisor | Perseus LLC

Director | Danaher Corporation, Smithfield Foods, Inc.

Ervin R. Shames

Independent Management Consultant Former Lecturer | University of Virginia Darden, Graduate School of Business Director | OnLine Resources Corporation, Select Comfort Corporation

Gordon A. Smith

Chief Executive Officer | Chase Card Services JP Morgan Chase

David C. Sullivan

Chairman | Advisory Board for the Kemmons Wilson School of Hospitality & Resort Management at the University of Memphis

Corporate Officers

Stewart Bainum, Jr.

Chairman

Stephen P. Joyce

President & Chief Executive Officer

Bruce N. Haase

Executive Vice President,

Global Brands, Marketing & Operations

Patrick S. Pacious

Executive Vice President, Global Strategy, Distribution & Technology

William R. Carlson

Senior Vice President, Performance Analytics & Loyalty

Patrick J. Cimerola

Senior Vice President, Human Resources

& Administration

Anne C. Madison

Senior Vice President, Corporate Communications

Ronald D. Parisotto

Senior Vice President, General Counsel, Corporate Secretary

& Chief Compliance Officer

David A. Pepper

Senior Vice President, Global Development

David L. White

Senior Vice President, Chief Financial Officer

& Treasurer

Scott E. Oaksmith

Controller

Bret L. Limage

Assistant General Counsel

& Assistant Secretary

14 2010 Annual Review

Corporate Headquarters

Choice Hotels International 10750 Columbia Pike Silver Spring, Maryland 20901 301.592.5000 www.choicehotels.com

Stock Exchange Listing

Choice Hotels International common stock trades on the New York Stock Exchange under the ticker symbol CHH.

Transfer Agent

& Registrar

Computershare Investor Services

250 Royall Street, Mail Stop 1A Canton, Massachusetts 02021 800.568.3476

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP

McLean, Virginia

Certifications

Choice Hotels International has included as Exhibits 31 and 32 to its Annual Report on Form 10-K for fiscal year 2010 filed with the Securities and Exchange Commission certificates of the company’s Chief Executive Officer and Chief Financial Officer certifying the quality of the company’s public disclosure. The company’s Chief Executive Officer has also submitted to the New York Stock Exchange (NYSE) a certificate certifying that he is not aware of any violations by Choice Hotels International of the NYSE corporate governance listing standards.

Form 10-K

Shareholders may receive without charge a copy of the Form 10-K and other publications filed with the Securities and Exchange Commission by written request to the Corporate Secretary at the corporate headquarters. The Form 10-K is also available at www.choicehotels.com. Click on “Investor Info” and then “SEC Filings.”

In addition, copies of the company’s public filings, as well as its corporate governance guidelines, corporate ethics policy and board of directors committee charters, are available on choicehotels.com under “Investor Info.”

Annual Meeting

Choice Hotels International will hold its Annual Meeting of Stockholders on Thursday, May 5, at 9:00 a.m. in Silver Spring, Maryland:

Choice Hotels International The Learning Center Chesapeake Room 10720 Columbia Pike Silver Spring, Maryland 20901

Inquiries

General Information 301.592.5000 www.choicehotels.com

Investor Inquiries

301.592.5026 investor_relations@choicehotels.com

Media Inquiries

301.592.5032 news@choicehotels.com

Franchise Sales

800.547.0007 franchise_sales@choicehotels.com

Choice Hotels International franchises more than 6,100 hotels, representing more than 495,000 rooms, in the United States and more than 30 countries and territories. The company’s Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn brands serve guests worldwide. In addition, via its Ascend Collection membership program, travelers in the United States and the Caribbean have upscale lodging options at historic, boutique and unique hotels. Additional corporate information may be found on the Choice Hotels International, Inc. Web wire, which may be accessed at www.choicehotels.com. Amenities vary by location and may not be available at all international locations.

2010 Annual Review 15

CHOICE HOTELS INTERNATIONAL ®

Comfort INN ®

COMFORT SUITES ®

QUALITY ®

SLEEP INN ®

Clairon ®

CAMBRIA SUITES ®

MainStay Suites ®

Suburban ®

Econolodge ®

RODEWAY INN ®

| Ascend Choice ®